|_|   Check this box if no longer subject to Section 16.
      Form 4 or Form 5 obligations may continue.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*


   Rocca                             Curtis              M.
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   (Last)                           (First)             (Middle)


   9712 Merriweather Court
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                                    (Street)


    Granite Bay                     CA                  95746
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


         Schick Technologies, Inc., SCHK
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


         12/02
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5. If Amendment, Date of Original (Month/Year)



================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x| Director                               |_| 10% Owner
     |_| Officer (give title below)             |_| Other (specify below)
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7. Individual or Joint/Group Filing (Check applicable line)

     |x| Form filed by One Reporting Person
     |_| Form filed by more than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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
Common Stock                12/13/02                 P               2000        A      2.85     2000           D
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number
                                                                                                          10.
                                                                                                          of
                                                                                                          Owner-
                                                                                                          deriv-
                                                                                                          ship
                                                                                                          ative
                                                                                                          Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


/s/ CURTIS M. ROCCA III, by Michael Friedlander, Attorney          12/16/02
---------------------------------------------------------     ------------------
      **Signature of Reporting Person                                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                POWER OF ATTORNEY


      KNOW EVERYONE BY THESE PRESENTS, which are intended to constitute a GENERAL POWER OF ATTORNEY pursuant to Article 5, Title 15 of the New York General Obligations Law:

      That I Curtis M. Rocca III, residing at 9712 Merriweather Court, Granite Bay, CA 95746, do hereby appoint: Ronald Rosner, residing at 16 New Castle Avenue, Plainview, NY 11803 or Michael Friedlander, residing at 150 -30 71st Avenue, Flushing, NY 11367, MY ATTORNEY(S)-IN-FACT TO ACT IN MY NAME, PLACE AND STEAD in any way which I myself could do, if I were personally present, with respect to the following matter as defined in Title 15 of Article 5 of the New York General Obligations Law to the extent that I am permitted by law to act through an agent: (k) records, reports and statements, which shall be limited to the execution and filing of "Forms 4 and 5" in connection with my ownership, purchase or sale of Schick Technologies stock or options, pursuant to Section 16(a) of the Securities Exchange Act of 1934, and all documents related
thereto.................[C.M.R.](please place your initials in this box).

      IN WITNESS WHEREOF, Curtis M. Rocca III has hereunto set his hand and seal on this day of August 27, 2002.

                                                   By:  /s/ Curtis M. Rocca III
                                                        -----------------------

State of        New York

County of       Queens          ss.:

            On August 27, 2002, before me came Curtis M. Rocca III, to me known, and known to me to be the individual described in and who executed the foregoing instrument, and duly acknowledged to me that he executed the same.

                                                /s/ Zvi N. Raskin
                                                -----------------
                                                Notary Public

                                                Registration # 02RA4954828
                                                Commission Expires Nov. 9, 2005